Exhibit 10.13
LEWISTON PROPERTIES, LLC
COMMERCIAL LEASE
     In consideration of the covenants herein, Lewiston Properties, LLC a Maine limited liability company (“LESSOR”) hereby leases to Carbonite, Inc., a DE corporation, (“LESSEE”) the following premises, approximately 22,592 square feet of space (the “leased premises”) at 18 — 24 Mollison Way, Lewiston, Maine 04240, (the “Building”) as shown on Exhibits A-1 and A-2 attached hereto, for a term of five (5) years commencing as provided in Section 4 of the Rider attached hereto and made a part hereof (“Rider”) and shall terminate at the end of the fifth Lease Year (as defined in Section 1 below), unless sooner terminated or extended as herein provided. LESSOR and LESSEE now covenant and agree that the following terms and conditions shall govern this Lease.
1. RENT. LESSEE shall pay to LESSOR base rent at the annual and monthly rates set forth below, drawn on a U.S. bank, payable in advance in monthly installments on the first day of each calendar month, without offset or deduction except as otherwise provided in this Lease. The first monthly payment shall be made upon LESSEE’s execution of this Lease. All payments shall be made to LESSOR in care of City North Development, LLC, 76 Merrimack St., Suite 19, Haverhill, MA 01830 or at such other place as is designated in writing by LESSOR.
     A. On the date of LESSOR’s delivery to LESSEE (anticipated to be on June 1, 2011) of the second floor portion of the leased premises (containing 13,486 square feet) with Landlord’s Work (as described in Section 1 of the Rider) with respect to such portion fully completed (“Second Floor Delivery Date”), the base rent shall be $13,486 per month for that portion of the leased premises (prorated for any period of less than a full, calendar month) which equals $161,832 on an annualized basis and continuing until the date described in subsection B below.
     B. On the date of LESSOR’s delivery to LESSEE (anticipated to be on January 1, 2012) of the first floor portion of the leased premises (containing 9,106 square feet) with Landlord’s Work with respect to such portion fully completed (“First Floor Delivery Date”), the base rent shall be an additional $9,106 per month for that portion of the leased premises (prorated for any period of less than a full, calendar month) which equals $109,272 on an annualized basis. Therefore, on the First Floor Delivery Date, the total base rent shall be $22,592 per month ($271,104 on an annualized basis) continuing through the last day of the month in which the first anniversary of the Second Floor Delivery Date occurs (“first Lease Year”). Each successive twelve (12) month period thereafter shall be a “Lease Year”.
     C. During the second Lease Year the annual base rent shall be $277,881.60, payable in equal monthly installments of $23,156.80.
     D. During the third Lease Year the annual base rent shall be $284,828.64, payable in equal monthly installments of $23,735.72.

     E. During the fourth Lease Year the annual base rent shall be $291,949.36, payable in equal monthly installments of $24,329.11.
     F. During the fifth Lease Year the annual base rent shall be $299,248.09, payable in equal monthly installments of $24,937.34.
2. SECURITY DEPOSIT. Intentionally Deleted.
3. USE OF PREMISES. LESSEE shall use the leased premises for office purposes, including, without limitation, a customer technical support call center and all other appurtenant uses allowed by law (collectively, “Permitted Uses”).
4. ADDITIONAL RENT. Beginning January 1, 2013 and continuing throughout the term of the Lease and any extension(s) thereof, LESSEE shall pay to LESSOR as additional rent a proportionate share (38% being 22,592÷59,466) of any increase over the Building’s base year operating expenses and real estate taxes. All operating expenses (including for the base year) shall be based upon the Building being 95% occupied and fully assessed for real estate taxes. The base year for computing operating expenses increases shall be calendar year 2012. Operating expenses shall be defined as all costs and expenses of every kind and nature paid or incurred by Lessor in operating the Building including, but not limited to, management, equipment, utilities (including, without limitation, water and sewer), insurance, structural and mechanical maintenance, repairs, snow removal, cleaning of common areas, wages, and real estate taxes. The replacement of capital items shall be included in operating expenses after LESSOR obtains LESSEE’s prior written consent (which consent shall not be unreasonably withheld or delayed) and then to the extent of LESSOR’s reasonable costs thereof but amortized over the longest useful life according to generally accepted accounting principles.
     LESSEE’s proportionate share of operating expenses shall: (i) decrease to the extent rentable area in the Building shall increase and (ii) shall not increase for any reason. LESSEE shall have the right to inspect, copy and audit LESSOR’s books, records and accounts concerning operating expenses and real estate taxes during normal business hours. The following items are also specifically excluded from the definition of operating expenses: payments of principal and/or interest related to indebtedness or other costs of financing the Building, equipment, improvements, replacements or repairs; ground rent; depreciation or amortization on the Building; costs of enforcement of leases; advertising, promotional and Building expenses relating to leasing or procuring tenants or negotiating with prospective tenants; any costs representing an amount paid for services or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then-existing market rates for the same quality and/or timeliness to an unrelated person, firm or corporation on a competitive bid basis; rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature; any tenant work performed, or alteration of space leased to, tenants or occupants of the Building, whether such work or alterations is performed for the initial occupancy by such tenant or occupant or any cash or other consideration paid by LESSOR on account of, with respect to, or in lieu of, said tenant work or alterations; repairs or replacements necessitated by the negligence or willful misconduct of (a) LESSOR or its employees, agent or contractor or (b) other tenants; the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that either (a) LESSOR is compensated therefor through proceeds of insurance or condemnation awards; (b) LESSOR is not fully compensated therefor due to the failure of LESSOR to obtain insurance against such fire or casualty or the decision of LESSOR to self-insure; or (c) if LESSOR is not fully compensated by reason of the co-insurance provisions of its insurance policies due to LESSOR’s failure to obtain and maintain a sufficient amount of insurance coverage; costs incurred to clean up, contain, abate, remove, or otherwise remedy hazardous materials or substances; professional dues and lobbying expenses; acquisition costs for works of art or sculpture located within or outside the Building; any interest; penalties; fines; commissions; cost of services or labor not provided on a regular basis to all tenants in the Building; and wages, salaries or fees paid to executive personnel of LESSOR not involved in the direct management of the Building.
     Real estate taxes shall not include corporation, franchise, income, profit or capital levy taxes, or inheritance, succession, estate, gift, transfer or any other tax, charge or imposition by whomever assessed or levied by reason of or arising because of any devise, descent or transfer of the Building or any interest therein by LESSOR or its successors in title, increases in taxes resulting from an increase in the height or bulk of the Building, or penalties and interest for late payment of real estate taxes, municipal betterment assessments, and any taxes attributable to improvements made by any other tenants unless such improvements benefit all tenants of the Building. Under no circumstances shall LESSEE be liable for any taxes resulting from the subdivision of the land under the Building into two or more parcels, the declaration of a condominium or cooperative, the addition of floors to the Building, or change of use for the Building and/or such land. (LESSOR shall pay all real estate taxes to the appropriate taxing authority when the same are due and payable and any betterments assessed shall be paid on an installment basis for the maximum period of time permitted by law. Landlord shall use reasonable efforts to minimize real estate taxes. LESSOR shall promptly pay LESSEE its equitable share of any refunds, abatements or credits of real estate taxes received by LESSOR [less LESSOR’s reasonable expenses in obtaining the same] for any year with respect to which LESSEE has paid its share of real estate taxes.)
5. UTILITIES. LESSOR shall provide equipment and utilities per reasonable Building standards to heat and cool the leased premises in season which equipment may be used by LESSEE on a 365/24/7 basis. LESSEE shall pay all charges for all separately metered utilities used at the leased premises including electricity and natural gas. LESSOR shall, at no additional charge and as part of Landlord’s Work, provide LESSEE complete, unhindered 365/24/7 access to the telecommunications POP in an alarmed and locked room in the Building. Notwithstanding anything in this Lease to the contrary, in the event an interruption of an essential Building services (e.g., electricity, HVAC, water or required substantive LESSOR repairs), and, as a result of such interruption, LESSEE’s business operations in the leased premises are materially impacted for a period in excess of five (5) business days, then unless such interruption is caused by laws passed or executive orders or by the intentional misconduct or negligence of LESSEE, or its agents employees or contractors, all rent and additional rent shall be fully abated for each full day of such interruption, calculated retroactively to include the initial five (5) business day period, such abatement to be effective until the services or utilities are restored. If the interruption materially interferes with Tenant’s normal use of or access to the leased premises for thirty (30) days, and if such interruption is caused by the negligence or intentional misconduct of LESSOR, or its agents, employees or contractors and is not experienced by other buildings in the geographic area of the Building and LESSOR does not provide a substantially similar substitute premises within five (5) business days of receipt of LESSEE’s notice, LESSEE shall have the option to terminate this Lease upon notice to LESSOR and the termination shall be effective thirty (30) after on the date designated in such notice. If the interruption materially interferes with LESSEE’s use or access of the leased premises for ninety (90) days regardless of cause (unless such interruption is caused by the negligence or intentional misconduct of LESSEE), LESSEE shall have the option to terminate this Lease upon notice to LESSOR and the termination shall be effective on the date designated in such notice. In all instances, LESSOR shall use best efforts to remedy the cause of said interruption.
6. COMPLIANCE WITH LAWS. LESSEE agrees not to use the leased premises in any way that may be unlawful, improper, noisy, offensive or contrary to any applicable statute, regulation, ordinance or bylaw. LESSEE shall keep all employees working in the leased premises covered by Worker’s Compensation Insurance and shall obtain any licenses and permits necessary for LESSEE’s use and occupancy. LESSEE shall be responsible for causing the non-structural portions of the leased premises (other than Landlord’s Work) and any alterations by LESSEE allowed hereunder to be in full compliance with any applicable statute, regulation, ordinance or bylaw. LESSOR, at LESSOR’s sole cost and expense, shall be 100% responsible for the repair of all latent defects in the Building (including, without limitation, Landlord’s Work) over the term of the Lease and option period. Any cost incurred by LESSOR for repair of latent defects under this provision shall be excluded from operating expenses. Except for alterations performed by LESSEE, LESSOR, at its own cost and expense, shall be responsible for compliance with The Americans with Disabilities Act. Any cost incurred by LESSOR under this provision shall be excluded from operating expenses, unless specifically required due to LESSEE renovations completed at any time during the Lease term and option period.
7. FIRE, CASUALTY, EMINENT DOMAIN. Should a substantial portion of the leased premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain, LESSOR or LESSEE may elect to terminate this Lease. When such fire, casualty or taking renders the leased premises substantially unsuitable for their intended use, a proportionate abatement of rent shall be made, and LESSEE may elect to terminate this Lease if: (a) LESSOR fails to give written notice within 30 days after said fire, casualty or taking of its intention to restore the leased premises; or (b) LESSOR fails to restore the leased premises to a condition substantially suitable for their intended use within 90 days after said fire, casualty or taking. LESSOR reserves all rights for damages or injury to the leased premises for any taking by eminent domain, except for damage to LESSEE’s property or equipment and LESSEE’s relocation expenses.
8. FIRE INSURANCE. LESSEE shall not permit any use of the leased premises which will adversely affect or make voidable any insurance on the property of which the leased premises are a part, or on the contents of said property, or which shall be contrary to any law, regulation or recommendation made by the Insurance Services Office (or successor organization), state fire prevention agency, local fire department, LESSOR’s insurer or any similar entity. LESSEE shall on demand reimburse LESSOR and all other tenants all extra insurance premiums caused by LESSEE’s use of the leased premises except in connection with the Permitted Uses. Notwithstanding anything in the Lease to the contrary, LESSOR and LESSEE hereby release each other from any and all liability or responsibility to the other (or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property caused by fire or any of the all-risk coverage casualties (whether either party has such insurance in effect or not), even if such fire or other casualties shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. LESSOR and LESSEE each hereby agrees that its policies of insurance will include such a clause or endorsement. Each party shall be responsible for its own deductibles and retentions.
9. SIGNS. LESSEE, at LESSEE’s expense, may erect signage for the leased premises in accordance with Building standards for style, size, wording, design, now or hereafter made by LESSOR. LESSEE shall obtain LESSOR’s prior written consent before erecting any sign, which consent shall not be unreasonably withheld, delayed or conditioned. LESSOR may, at LESSEE’s expense, remove and dispose of any sign not approved, erected, maintained or displayed in conformance with this Lease. LESSEE hereby agrees that LESSEE may, at its own cost and expense, install (in locations mutually agreeable to LESSOR and LESSEE) Building-standard signage identifying LESSEE and its logo on the exterior of the Building and on the Building’s pylon sign.
10. MAINTENANCE OF PREMISES. Except as otherwise provided below, LESSOR will be responsible for the good structural maintenance of the entire Building, its common areas, parking areas and structural components in the leased premises and for the good maintenance of the roof, heating and cooling equipment, doors, locks, plumbing and electrical wiring, but specifically excluding damage caused by the careless, malicious, willful or negligent acts of LESSEE or water damage from any source, except as a result of LESSOR’s acts or omissions. LESSEE agrees to maintain at its expense all non-structural aspects of the leased premises in the same condition as they are at the commencement of the Lease term or as they may be put in with LESSOR’s written consent during the term of this Lease, normal wear and tear, damage by fire, other casualty or LESSOR’s breach of its Lease obligations only excepted, and whenever necessary, to replace light bulbs. All waste from the leased premises shall be deposited in appropriate receptacles. LESSEE shall be solely responsible for any damage to plumbing equipment, sanitary lines or any other portion of the Building which results solely from the improper discharge or use of any substance by LESSEE. LESSEE shall not permit the leased premises to be overloaded, damaged, stripped or defaced, nor suffer any waste, and will not keep animals within the leased premises. Any increase in heating, ventilating, air conditioning, plumbing or electrical equipment or capacity, and any installation or maintenance of any “non-building standard” leasehold improvements or equipment which is associated with some specific aspect of LESSEE’s use, whether installed by LESSOR, LESSEE or a prior occupant, shall be, except as otherwise provided in this Lease, LESSEE’s sole responsibility, at LESSEE’s expense, and subject to LESSOR’s prior written consent. All maintenance provided by LESSOR shall be during LESSOR’s normal business hours except in an emergency. If LESSOR shall fail to make any repairs which LESSOR shall be required to make under this Lease or is otherwise in default of its obligations, and if such repairs shall not be made by LESSOR or such default cured within thirty (30) days after written notice from LESSEE setting forth the need for such repairs or other LESSOR action (or such shorter period of time as shall be reasonable under the circumstances, in the event of an emergency, or in the event the failure to make the repair shall cause damage to the leased premises, or interference with LESSEE’s business operations), which notice shall advise LESSOR of LESSEE’s intention to make such repairs on LESSOR’s behalf, then, if such repairs are not timely made by LESSOR, LESSEE shall be permitted to make such repairs on behalf, and for the account, of LESSOR, and LESSEE shall be permitted to offset the reasonable cost of such repairs together with the highest legal rate of interest against all rent and additional rent due under the Lease.
11. ASSIGNMENT OR SUBLEASE. Provided LESSEE is not in default of any terms or conditions hereof beyond the expiration of applicable grace, notice or cure periods, LESSEE may assign this Lease or sublet to any subsidiary or affiliate of LESSEE, or to any entity acquiring all or substantially all of the assets or ownership interests in LESSEE, or to any entity into which LESSEE may merge (collectively, a “Permitted Transferee”) without the prior written consent of LESSOR. Any public offering of shares of LESSEE on a public exchange or issuance of additional shares of the LESSEE entity shall not be considered an assignment requiring LESSOR consent. LESSEE shall not otherwise assign this Lease or sublet or allow any other non-affiliated entity or individual other than a Permitted Transferee to occupy the whole or any part of the leased premises without LESSOR’s prior written consent in each and every instance, which consent shall be unreasonably withheld, delayed or conditioned. Notwithstanding LESSOR’s consent to any assignment or sublease, LESSEE shall remain liable to LESSOR for the payment of all rent and for the full performance of all covenants and conditions of this Lease.
12. ALTERATIONS. LESSEE shall not make structural alterations or improvements of any kind to the leased premises, but may make nonstructural alterations or improvements with LESSOR’s prior written consent. All such allowed alterations, additions and improvements shall be at LESSEE’s expense and shall conform to LESSOR’s building standards and construction specifications. If LESSOR or its agent provides any services or maintenance for LESSEE at LESSEE’s written request in connection with such alterations, additions and improvements or otherwise under this Lease, LESSEE will promptly pay any just invoice based on a previously mutually agreed bid estimate. LESSEE shall not permit any mechanics’ liens, or similar liens, to remain upon the leased premises in connection with any work performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released, removed or bonded against forthwith without cost to LESSOR. Any alterations, additions and improvements shall become part of the leased premises and the property of LESSOR. LESSOR shall have the right at any time to make additions to the Building, change the arrangement of parking areas, stairs or walkways, or otherwise alter common areas or the exterior of the building. Without LESSOR’s consent: LESSEE may make non-structural alterations/improvements costing less than $250,000. Notwithstanding anything in the Lease to the contrary, LESSEE shall have no obligation at the expiration or earlier termination of the term to restore or remove any portion of any improvements or alterations made by LESSEE that were approved by LESSOR. In exercising any rights of entry into the leased premises or to make additions, changes or alterations to the Building or common areas described in this Lease, LESSOR shall use best efforts to minimize any inconvenience to LESSEE, or any interference with LESSEE’s use of the leased premises, LESSEE’s business operations, LESSEE’s means of ingress thereto and egress therefrom, LESSEE’s parking spaces, LESSEE’s signage and visibility, and LESSOR shall carry out such repairs or other work and exercise such rights promptly and diligently and promptly prevent other tenants from so interfering with LESSEE.

LESSOR shall provide LESSEE with not less than thirty (30) days prior written notice of any intended repairs, or other work, except in the case of an emergency when no notice shall be required. LESSOR acknowledges that such repairs, work or other access may interfere with LESSEE’s business operations or be intrusive to LESSEE’s employees, and agrees, except in case of emergency to (i) consult with LESSEE or, in the case of any work to be performed within the leased premises, obtain LESSEE’s prior, written consent thereto, which consent shall not be unreasonably withheld and (ii) make reasonable efforts to schedule any such repairs, work or other access in such manner, at such times and in such locations as to create the least practicable interference with LESSEE’s business operations.
13. LESSOR’S ACCESS. LESSOR and its agents and designees may at any reasonable time enter to view the leased premises; to show the leased premises to others; to make repairs and alterations as LESSOR or its designee should elect to do for the leased premises, the common areas, or any other portions of the building; and without creating any obligation or liability for LESSOR, but at LESSEE’s expense, to make repairs which LESSEE is required but has failed to do after reasonable prior written notice to the LESSEE from LESSOR.
14. SNOW REMOVAL. The plowing and shoveling of snow from all walkways and parking areas shall be at the sole expense of LESSOR.
15. LIABILITY. Except as provided in the mutual waiver of subrogation in Section 8 above, LESSEE shall be responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons and damage to any property, occurring in or on the leased premises (including any common areas as described below) to the extent arising out of the use, control, condition or occupancy of the leased premises caused by LESSEE, except for death, personal injuries or property damage resulting from LESSOR’s negligence, acts, omissions, misconduct, breach of its Lease obligations or its violations of law. LESSEE agrees to indemnify and hold harmless LESSOR from any and all liability, including but not limited to costs, expenses, damages, causes of action, claims, judgments and reasonable attorney’s fees caused by or in any way arising out of any of the aforesaid matters. All common areas, including but not limited to any stairs, corridors, roofs, walkways and elevators (herein collectively called the common areas) shall be considered a part of the leased premises for liability and insurance purposes but only when they are used by LESSEE or LESSEE’s employees, agents, callers or invitees.
16. INSURANCE. LESSEE shall secure and carry at its own expense a commercial general liability policy insuring LESSEE and LESSOR against any claims based on bodily injury (including death) or property damage arising out of the condition of the leased premises (including any common areas as described above) or their use by LESSEE, such policy to insure LESSEE, LESSOR against any claim up to $3,000,000 for each occurrence involving bodily injury (including death), and $1,000,000 for each occurrence involving damage to property. This insurance shall be primary to and not contributory with any insurance carried by LESSOR, whose insurance shall be considered excess. LESSOR shall be included in each such policy as an additional insured using a form approved by LESSOR, and each such policy shall be written by or with a company or companies satisfactory to LESSOR. Prior to occupancy, LESSEE shall deliver to LESSOR certificates and any applicable riders or endorsements showing that such insurance is in force, and thereafter will provide renewal certificates at least 15 days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be cancelled without at least 10 days’ prior written notice to each insured. If LESSEE fails to provide or maintain such insurance at any time during the term of this Lease, LESSOR may elect to contract for such insurance after reasonable prior written notice to LESSEE, and LESSEE shall pay LESSOR any costs that LESSEE would incur for such insurance in complying with this section, plus LESSOR’s administrative expenses.
17. BROKERAGE. Each party warrants and represents to the other party that it has dealt with no broker or third person with respect to this Lease other than Malone Commercial and the Boulos Company whose fees will be paid by LESSOR. If either party introduces a broker or third person on its behalf for any subsequent extension, renewal or expansion of this Lease, any fees or commissions shall be the sole responsibility of the party engaging such broker or third person.
18. SUBORDINATION. This Lease shall be subject and subordinate to any and all mortgages and other instruments in the nature of a mortgage, now or at any time hereafter, and LESSEE shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages or other such instruments in the nature of a mortgage.
19. DEFAULT AND ACCELERATION OF RENT. In the event that (a) any assignment for the benefit of creditors, trust mortgage, receivership or other insolvency proceeding shall be made or instituted with respect to LESSEE or LESSEE’s property or (b) LESSEE shall default in the observance or performance of any of LESSEE’s covenants, agreements or obligations hereunder (except payment of rent or other substantial sums due from LESSEE) and such default shall not be corrected within 30 days after written notice thereof, (or such longer period as may be reasonable under the circumstances) or (c) LESSEE shall default in the payment of rent and such default continues for ten (10) days after written notice thereof then LESSOR shall have the right thereafter, while such default continues and without demand or further notice, to re-enter and take possession of the leased premises, to declare the term of this Lease ended, and/or to remove LESSEE’s effects, without being guilty of trespass or conversion, and without prejudice to any remedies which might be otherwise used for arrears of rent or other default or breach of the Lease. If LESSOR terminates this Lease and obtains a court judgment against LESSEE for non-payment of rent, taxes or any substantial invoice from LESSOR, then the net present value of the entire balance of rent due hereunder as of the date of LESSOR’s notice, discounted by using the published prime rate then in effect plus two (2%) percent less the aggregate projected market value for the leased premises for the remaining balance of the term shall immediately become due and payable as liquidated damages. No actions taken by LESSOR under this section shall terminate LESSEE’s obligation to pay rent under this Lease, as liquidated damages or otherwise. Any sums received by LESSOR from or on behalf of LESSEE at any time shall be applied first to any unamortized improvements completed for LESSEE’s occupancy, then to offset any unpaid invoice or other payment due to LESSOR and then to unpaid rent. LESSEE shall pay any invoice within 10 days after receipt. LESSEE shall also pay LESSOR interest at the rate of the Wall Street Journal “prime rate” plus two (2%) percent per annum on any past due payment. LESSOR shall use reasonable effort to mitigate its damages and relet the leased premises.

20. NOTICE. Any notice from either party to the other relating to the leased premises or this Lease shall be deemed duly served when served by constable or sent by certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service with a receipt therefor to LESSEE at 177 Huntington Ave., Boston, MA 02115 Attn: General Counsel, with a copy to: Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199, Attn: Susan Pravda, Esq. or to LESSOR at 76 Merrimack St., Suite 19, Haverhill, MA 01830 or sent to the last address designated by notice from either party to the other in accordance with this section. No oral notice or representation shall have any force or effect. Time is of the essence in the service of any notice.
21. OCCUPANCY. LESSEE may access the leased premises prior to the commencement date of this Lease for the purposes of installing trade fixtures, furniture and telecommunications equipment immediately upon execution of this Lease without obligation to pay rent provided LESSEE has provided proof of insurance as required above and LESSEE performs and observes all of its other covenants under this Lease. If LESSEE continues to occupy, control or encumber all or any part of the leased premises after the termination of this Lease without the written permission of LESSOR, this Lease shall continue to apply, except that use and occupancy payments shall be due in full monthly installments at a rate which shall be one and one-half times the greater of the monthly rent due under this Lease immediately prior to termination or LESSOR’s then current published rent for the leased premises, it being understood that such extended occupancy is a tenancy at sufferance, solely for the benefit and convenience of LESSEE and of greater rental value. LESSOR’s acceptance of any payments from LESSEE during such extended occupancy shall not alter LESSEE’s status as a tenant at sufferance.
22. FIRE PREVENTION. LESSEE agrees to keep in the leased premises any fire extinguishers that have been installed in the leased premises by LESSOR.
23. OUTSIDE AREA. Anything held or stored by LESSEE in any common area without LESSOR’s prior written consent shall be deemed abandoned and may be removed by LESSOR at LESSEE’s expense without notice. LESSEE shall maintain a dumpster in a location approved by LESSOR, which dumpster shall be provided and serviced at LESSEE’s expense.
24. ENVIRONMENT. LESSEE will use the leased premises so as not to interfere in any way with the use and enjoyment of other portions of the same or neighboring buildings by others by reason of odors, smoke, exhaust, smells, vibrations, noise, pets, accumulation of garbage or trash, vermin or other pests, or otherwise. No hazardous materials or wastes (other than those customarily used in connection with the Permitted Uses) shall be used, stored, disposed of, or allowed to remain at the leased premises at any time without LESSOR’s specific approval, and LESSEE shall be solely responsible for, and shall indemnify and hold harmless LESSOR from, any and all corrosion or other damage in any way associated with the use, storage and/or disposal of same by LESSEE in violation of applicable laws.
25. RESPONSIBILITY. LESSOR shall not be liable to anyone for, nor shall LESSEE’s obligations under this Lease be reduced because of, loss or damage caused in any way by the use, leakage, seepage, flooding or escape of water or sewage in any form or from any source, by the interruption or cessation of any service rendered customarily to the leased premises or

Building or agreed to by the terms of this Lease, by any accident, the making of repairs, alterations or improvements, labor difficulties, weather conditions, mechanical breakdowns, trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained, by any change in any utility or service provider, or by any cause beyond LESSOR’s immediate control.
26. SURRENDER. On or before the termination of this Lease, LESSEE shall remove all of LESSEE’s goods and effects from the leased premises, and shall deliver to LESSOR actual and exclusive possession of the leased premises and all keys and locks thereto, and all alterations, additions and improvements made to or upon the leased premises, whether completed by LESSEE, LESSOR or others, including but not limited to any offices, window blinds, floor coverings, computer floors, plumbing and plumbing fixtures, heating, ventilating and air conditioning equipment, ductwork, exhaust fans, water coolers, security, surveillance and fire protection systems, telecommunications and data wiring, telephone equipment, air and gas distribution piping, compressors, cabinets, counters, shelving, signs, electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, transformers, generators, distribution panels, bus ducts, raceways, outlets and disconnects, and furnishings and equipment which have been bolted, welded, nailed, screwed, glued or otherwise attached to any wall, floor, ceiling, roof, pavement or ground, or which have been directly wired or plumbed to any portion of any building or other system serving the leased premises, including but not limited to water supply, drainage, venting or air or gas distribution systems. LESSEE shall deliver the leased premises broom clean, and in at least the same condition as they were at the commencement of the Lease or any prior lease between the parties for the leased premises, or as they were modified during said term with LESSOR’s written consent, reasonable wear and tear only excepted, and LESSEE shall be deemed to be encumbering the leased premises until it delivers the leased premises to LESSOR in the condition required under this Lease. Any of LESSEE’s property that remains in the leased premises upon termination of the Lease shall be deemed abandoned and shall be disposed of as LESSOR sees fit, with no liability to LESSEE for loss or damage thereto, and at the sole risk of LESSEE. LESSOR may remove and store any such property at LESSEE’s expense; retain same under LESSOR’s control; sell same at public or private sale (without notice) and apply the net proceeds of such sale to the payment of any sum due hereunder; or destroy same. In no case shall the leased premises be deemed surrendered to LESSOR until the termination date provided herein or such other date as may be specified in a written agreement between the parties, notwithstanding the delivery of any keys to LESSOR.
27. GENERAL. (a) The invalidity or unenforceability of any clause or provision of this Lease shall not affect or render invalid or unenforceable any other clause or provision hereof. LESSOR’s obligations herein shall be considered independent covenants from Lessee’s obligations and LESSOR’s failure to perform any obligation shall not relieve Lessee of its obligations except as may otherwise be expressly provided herein. (b) The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR shall be liable for obligations occurring only while lessor is owner of the leased premises. (c) Any action or proceeding arising out of the subject matter of this Lease shall be brought by LESSEE within one year after the cause of action has occurred and only in a court within the state of Maine. (d) If LESSOR or LESSEE is a trust, corporation, or other limited liability entity, the obligations of LESSOR or LESSEE, as applicable, shall be binding upon the trust, corporation, or other entity, but not upon any trustee, officer, director, shareholder, member, limited partner or beneficiary individually. (e) This Lease is made and delivered in the state of Maine and shall be interpreted, construed, and enforced in accordance with the laws thereof. (f) This Lease is the result of negotiations between parties of equal bargaining strength, and when executed by both parties shall constitute the entire agreement between the parties, superseding all prior oral and written agreements, representations, statements and negotiations relating in any way to the subject matter herein. This Lease may not be extended or amended except by written agreement signed by both parties, or as otherwise provided herein, and no other subsequent oral or written representation shall have any effect hereon. (g) Notwithstanding any other statements herein, LESSOR makes no warranty, express or implied, concerning the suitability of the leased premises for LESSEE’s intended use. (h) LESSEE agrees that if LESSOR does not deliver possession of the leased premises as herein provided for any reason, LESSOR shall not be liable for any damages to LESSEE for such failure, but LESSOR agrees to use reasonable efforts to deliver possession to LESSEE at the earliest practical date. A proportionate abatement of rent, excluding the cost of any amortized improvements to the leased premises, for such time as LESSEE may be deprived of possession of the leased premises shall be LESSEE’s sole remedy, except as otherwise provided in this Lease, except where a delay in delivery is caused in any way by LESSEE. (i) Neither the submission of this Lease form or any amendment hereof, nor the acceptance of the security deposit and/or rent shall constitute a reservation of or option for the leased premises, or an offer to lease, it being expressly understood and agreed that neither this Lease nor any amendment shall bind either party in any manner whatsoever unless and until it has been executed by both parties. (j) LESSEE shall not be entitled to exercise any option in this Lease, the attached Rider to Lease or any subsequent amendment or extension, or receive LESSOR’s consent as provided for herein, if LESSEE is at that time in default of any terms or conditions hereof beyond the expiration of applicable grace, notice or cure periods. (k) Except as otherwise provided herein, neither LESSOR nor LESSEE shall be liable for any special, incidental, indirect or consequential damages, including but not limited to lost profits or loss of business, arising out of or in any manner connected with performance or nonperformance under this Lease, even if any party has knowledge of the possibility of such damages. (l) The headings in this Lease are for convenience only and shall not be considered part of the terms hereof. (m) No restriction, condition or other endorsement by LESSEE on any check, nor LESSOR’s deposit of any full or partial payment, shall bind LESSOR in any way or limit LESSOR’s rights under this Lease. (n) LESSEE shall pay LESSOR for all reasonable out of pocket legal fees and expenses incurred by LESSOR in connection with enforcing any or all obligations of LESSEE under this Lease. (o) LESSEE will conform to all rules and regulations now or hereafter made by LESSOR for parking, for the care, use or alteration of the building, its facilities and approaches, and for the administration of this Lease, and will not permit any employee or visitor to violate this or any other covenant or obligation of LESSEE. (p) except as otherwise provided in this Lease, LESSEE’s covenants under this Lease shall be independent of LESSOR’s covenants, and LESSOR’s failure to perform any of its covenants under this Lease, including a covenant constituting a significant inducement to LESSEE to enter into this Lease, shall not excuse the payment of rent or any other charges by LESSEE or allow LESSEE to terminate this Lease. (q) LESSOR and LESSEE hereby waive any and all rights to a jury trial in any proceeding in any way arising out of the subject matter of this Lease.

28. SECURITY AGREEMENT. Intentionally Deleted.
29. WAIVERS, ETC. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. If LESSEE is several persons, corporations, or other legal entities, or a partnership, or some combination thereof, LESSEE’s obligations are joint and several. Unless repugnant to the context, “LESSOR” and “LESSEE” mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns.
30. TWO-YEAR EXTENSION OPTION. This Lease, including all terms, conditions, escalations, etc. may be extended for one additional successive period of two years if LESSEE serves written notice to LESSOR of LESSEE’s exercise of its option to so extend the Lease. The time for serving such written notice shall be not more than twelve (12) months or less than six (6) months prior to the expiration of the initial Lease term. Time is of the essence. In the event LESSEE exercises its option to so extend the term of the Lease, the parties shall negotiate in good faith to establish 95% of the then fair market rental to be paid as base rent for the leased premises for the extended term. In the event that the parties are, within thirty (30) days after LESSOR’s receipt of LESSEE’s notice of its election to extend the term, unable to agree on the fair market rental, each party shall within thirty (30) days thereafter, select an appraiser, and the two appraisers shall, within ten (10) days following their selection, select a third appraiser. Within thirty (30) days of the final selection of the appraisers, they shall determine and report in writing to the parties their agreed judgment of 95% of the fair market rental (for buildings on Mollison Way, Lewiston that are not owned by Landlord or its affiliated entities) to be payable during the extended term and such amount shall thereupon be the base rent therefor and the base year for computing rent, taxes and operating expense escalations shall be changed to calendar year 2017. If appraisal is required, the cost therefor shall be borne equally by the parties. Each appraiser shall be a disinterested person with at least ten (10) years professional experience as a licensed real estate appraiser. Fair market rental shall not take into account the value of any leasehold improvements made by LESSOR or LESSEE but shall take into consideration all rent concessions, improvements and moving allowances, and all other concessions being offered to new tenants as well as any brokerage savings realized by LESSOR for a renewal versus a new lease.
See Rider To Lease attached hereto and incorporated herein
     IN WITNESS WHEREOF, LESSOR and LESSEE have hereunto set their hands and common seals, intending to be legally bound hereby this 13th day of May, 2011.

LESSOR: Lewiston Properties, LLC		LESSEE: Carbonite, Inc.
By:	/s/ Robert G. Gordon Robert G. Gordon, Manager	By:	/s/ David Friend David Friend, CEO

RIDER TO LEASE
     This Rider to Lease is hereby incorporated into and made a part of that certain Lease between Lewiston Properties, LLC, Lessor and Carbonite, Inc., Lessee for the leased premises at 18 -24 Mollison Way, Lewiston, Maine. To the extent any inconsistency or conflict arises between the Lease and the Rider, the Rider shall govern.
1.	LESSOR, at LESSOR’s sole cost and expense shall modify the leased premises according to a mutually agreed upon plan and work list attached hereto as Exhibit B-1 and B-2 (collectively, “Landlord’s Work). Landlord’s Work shall be performed in a good and workmanlike manner in accordance with all laws.

2.	In addition to the modifications at LESSOR’s expense above, LESSOR shall furnish and install by no later than November 30, 2011 a standby generator and UPS equipment per LESSEE’s attached specifications in Exhibit C. LESSEE and LESSOR shall share the cost of said equipment and installation (estimated at $100,000) on a 50/50 cash basis. No portion of the generator and UPS cost shall be amortized into the Lease. LESSOR shall own the UPS and generator but LESSEE shall have exclusive use and maintenance of said equipment for the entire term of this Lease and any extension thereof. If LESSOR shall fail to so furnish and install said UPS and generator by November 30, 2011 then LESSEE may, at its option, purchase and install said equipment and LESSEE shall be entitled to offset against all rent payable hereunder two (2) times LESSEE’s cost to furnish and install said equipment plus an administrative charge of fifteen (15%) percent of said amount.

3.	Provided LESSEE is not then otherwise in default of this Lease beyond the expiration of applicable grace, notice or cure periods, LESSEE shall have the one-time option to terminate this Lease effective at any time from and after June 1, 2013 for any reason or no reason at all. Lessee shall notify Lessor of such termination at least six (6) full calendar months prior to the effective date of termination and shall include with such notice a termination fee equivalent to the then unamortized balance (based on sixty (60) months) of all Landlord’s Work and brokerage commissions paid by LESSOR under this Lease and excluding LESSOR’s share of the cost of the generator and UPS equipment above. LESSOR shall inform LESSEE of the amount of the brokerage fees and the costs of Landlord’s Work by January 31, 2012.

4.	LESSOR shall deliver possession of the leased premises to LESSEE in two phases as follows: Phase I shall consist of approximately 13,486 square feet on the second floor of the Building commencing on the date that is the later of June 1, 2011 or the date upon which Landlord’s Work for the second floor space is fully completed and delivered to LESSEE which date shall be the commencement date of this Lease with respect to said Phase I space. Phase II shall consist of approximately 9,106 square feet on the first floor of the Building commencing on the date that is the later of January 1, 2012 or the date upon which Landlord’s Work for the first floor space is fully completed and delivered to LESSEE (with the Landlord’s Work with respect to such first floor space then fully completed, which date shall be the commencement date of this Lease with respect to said Phase II space. In the event LESSOR does not deliver possession of the Phase II first floor space on or before April 1, 2012, LESSEE shall be entitled to two days of rent credit (calculated on a per diem basis at the monthly rate of $9,106 (i.e. $600 each day)) for every day of delay beyond April 1, 2012 until that space is so completed and delivered to LESSEE to be applied to the rent next becoming due.

5.	During the initial term of this Lease and the extension hereof, LESSOR agrees not to lease space in the Building to Mozy, IDrive, Drop Box, Apple, Dell, HP, IBM, Getronices, Symantec or MacAfee.

6.	For each day after June 1, 2011 until the date that LESSOR fully completes Landlord’s Work concerning the portion of the leased premises on the second floor and delivers full possession of said portion of the leased premises (“Delay”) LESSEE shall be entitled to rent credit (to be applied toward the first rent due) equal to two (2) days of rent for each day of Delay (i.e. 13,486 x $12 = $161,832 ÷ 365 = $443.38 x 2 = $886.76 for each day of Delay).

7.	LESSEE shall have a continuing right of first refusal on any other space that becomes available for lease from LESSOR during the term of this Lease and any extension thereof in the Building and in the other buildings on Mollison Way owned by Landlord or its affiliated entities.

8.	LESSOR shall provide a reasonable non-disturbance agreement (“NDA”) from each of the current mortgages of the Building (which LESSOR warrants and represents are only Bangor Savings Bank and the City of Lewiston) in a form and content reasonably acceptable to LESSEE, within 30 days of LESSEE’s execution of this Lease. If LESSOR shall fail to deliver an NDA from either of such mortgagees within 60 days of LESSEE’s execution of this Lease, then for each day after such sixtieth (60th) day until the date that LESSOR delivers the missing NDA, LESSEE shall be entitled to a rent credit (to be applied toward the first rent due) equal to all the rent then due under the Lease. Notwithstanding anything in the Lease to the contrary, LESSEE’s obligation to subordinate to any future mortgage lender is expressly conditioned upon said future lender first providing LESSEE with such an NDA.

9.	LESSOR warrants and represents that it is not aware of any environmental hazards presently existing at the leased premises and shall defend, indemnify and hold harmless LESSEE against any responsibility for any hazardous materials or hazardous substances which may be present provided such materials were not introduced by LESSEE or LESSEE’s agents, employees, contractors or invitees.

10.	LESSOR shall provide to LESSEE, at no additional charge, between 125 and 150 parking spaced grouped together and close to the Building entrance that are reserved exclusively for LESSEE’s use. LESSOR shall use commercially reasonable efforts to police such exclusivity.

11.	Wherever in this Lease LESSOR’s consent or approval is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned. In the event LESSOR fails to consent to or approve of, or not to consent to or to disapprove of any item requiring consent or approval within ten (10) days (or such shorter period as set forth in this Lease) following LESSEE’s request, LESSOR shall be deemed to have approved or consented to same.

12.	LESSEE shall not be prevented from lawfully and quietly holding, occupying and enjoying the leased premises during the term of this Lease.

13.	LESSEE and its employees shall be allowed 24-hour access to the Building, its common areas, leased premises and the parking areas, 365 days per year, subject to such security and safety measures which LESSOR may from time to time reasonably implement. In addition, Tenant and its service and equipment providers shall, without any rent or other charge or fee being due, have access to the leased premises prior to the commencement dates described in Section 4 of this Rider in order to install Tenant’s fixtures, furnishings and equipment (including, without limitation, telecommunications equipment).
[END OF PAGE. SIGNATURE PAGE FOLLOWS IMMEDIATELY.]

     The parties hereby accept to the foregoing and agree to be bound this 13th day of May 2011.

LESSOR: Lewiston Properties, LLC		LESSEE: Carbonite, Inc.
By:	/s/ Robert G. Gordon Robert G. Gordon, Manager	By:	/s/ David Friend David Friend, CEO

EXHIBIT A-1
Plan of Phase I of Leased Premises.
Delivered 30 days from Effective Date
Second Floor (11,129 +/- sf):
•	Landlord will expand space on to landing of both stairwells

•	Paint and carpet throughout, Tenant chooses colors

•	Divide lunch room in half, carpet half that will be turned into training room

•	Install electrical outlets in lunch room to handle vending machines

•	Install parabolic lighting system throughout, install within existing lighting layout

•	Install windows on all 4 sides of space, Please provide elevation with window spacing.

•	Replace all ceiling tiles

•	Low E shaded windows

Second Floor Plan	SKA-2
24 Mollison Way
Lewiston, Maine	Date: 05.13.11
Scale: NTS

EXHIBIT A-2
Plan of Phase II of Leased Premises.
To be mutually agreeable and additional details to be inserted as an addendum to this Lease.
Delivered 180days Jan 1-March 31st 2012
•	First Floor (10,000 +/- sf):

•	Expand existing vacant 6,480 sf to approximately 10,000 sf by absorbing excess space from bowling alley

•	Paint and carpet throughout, Tenant choose colors

•	New drop ceiling with parabolic lights throughout

•	4 — 10x12 offices

•	1 — small conference room for 10 -12 people, with tinted glass

•	1 — Training room for up to 24 people

•	Low E shaded windows

FIRST LEVEL
TRAINING
STORAGE
OFFICE
OFFICE
OFFICE
OFFICE
CONF
Bath
Bath
ELEC ROOM
RAMP
LOBBY 1

Conceptual Plan Layout

First Floor Plan	SKA-1
24 Mollison Way
Lewiston, Maine	Date: 05.13.11
Scale: NTS

NOTE: CONKLIN IS NOT RESPONSIBLE FOR ROOM MEASUREMENTS. CONKLIN RECOMMENDS THAT ALL MAIN AISLE WAYS SHOULD BE 42" WIDE AND ALL INTERNAL AISLE WAYS SHOULD BE 36" WIDE. ANY AND ALL AISLES THAT ARE NOT WITHIN THESE MEASUREMENTS ARE THE CUSTOMERS DECISION AND RESPONSIBILITY.
SECOND LEVEL OFFICE
- PHASE 2 -
- PHASE 1 -

56 CANAL STREET
HOLYOKE, MA 01040

CONKLIN OFFICE FURNITURE

WHAT GOES AROUND COMES AROUND

P (413) 315-6777
F (413) 315-6278
WWW.CONKLINOFFICE.COM

PROJECT TITLE: LEWISTON			
DATE: 05-11-11	DESIGN NO. 11-257	SCALE:	DRAWN BY: DC
OF			REVISION: C

EXHIBIT B-1
Landlord’s Work for the Second Floor Portion of the Leased Premises.
Second Floor (13,486 sf):
LESSOR will expand space onto landing of stairwell.
Paint and carpet throughout; LESSEE chooses colors.
Divide lunch room in half, carpet half that will be turned into training room.
Install electrical outlets in lunch room to handle vending machines.
Install parabolic lighting system throughout; install within existing lighting layout.
Install windows on all 4 sides of space. Elevation with window spacing to be satisfactory to LESSEE.
Replace ceiling tiles.
Low E Shaded windows.
Leased premises to be vacant and broom-clean.
Removal of any asbestos and ACM’s in the leased premises.
LESSOR to provide LESSEE with a copy of the permanent, unconditional certificate of use and occupancy from the City of Lewiston that permits the Permitted Uses.

EXHIBIT B-2
Landlord’s Work for the First Floor Portion of the Leased Premises.
First Floor (9,106 +/- sf):
Expand existing vacant 6,480 sf to 9,106 sf by absorbing excess space from bowling alley.
Paint and carpet throughout; LESSEE choose colors.
New drop ceiling with parabolic lights throughout.
4 — 10x12 offices.
1 — small conference room for 10-12 people, with tinted glass.
1 — Training room for up to 24 people.
Low E shaded window.
Removal of any asbestos and ACM’s in the leased premises.
Leased premises to be vacant and broom-clean.
LESSOR to provide LESSEE with a copy of the permanent, unconditional certificate of use and occupancy from the City of Lewiston that permits the Permitted Uses.

EXHIBIT C
Standby Generator and UPS specifications.
Scope of Work: Generator
•	125REZG Kohler generator
•	Rated 125kW/156kVA producing 188 amps, 277/480 volts, 3 phase, 60 Hz.
•	600amp service entrance transfer switch
Scope of Work: UPS
Lewiston Properties, LLC will supply and install a Liebert NX Single Module UPS System each consisting of the following:
•	One (1) 60kVA Liebert NX Three Phase Uninterruptible Power Supply, model 38SA060A0A00, with the following features and characteristics:
•	System Input Voltage 208VAC (3 wire plus ground)

•	System Output Voltage 208/120VAC (three phase, three or four-wire plus ground)

•	Integrated Load Bus Sync TM

•	IGBT pulse-width modulated (PWM) rectifier providing 0.99 input power factor and 4% reflected input current distortion (THD)

•	Temperature compensated separate battery charger to allow use with valve-regulated lead acid (VRLA), wet cell lead acid, and NiCad battery systems

•	IGBT pulse-width modulated (PWM) inverter

•	Automatic continuous duty static transfer switch

•	Single input, true on-line, double conversion

•	Field configurable for dual input (single module systems only)

•	Internal manual bypass switch

•	Withstand rating and UPS width:35kAIC, UPS Module 25.5 inches wide

•	Digital Signal Processing (DSP) control system

•	Back-lit LCD Graphic Display with multilingual support and user friendly navigation menu

•	Alarm History Database

•	Redundant Cooling Fans

•	Local EPO with provision for Remote EPO

•	Three (3) IntelliSlot Communication Ports

•	IP 20 enclosure

•	Casters and leveling feet

•	Meets ISTA 1B transportation requirements

•	Meets FCC Part 15, Class A

•	UL and cUL Listed to UL Standard 1778

•	1(One) IS-WEBLB: IntelliSlot Web Card LB.

•	This interface card delivers SNMP, Telnet and web-management capability for enhanced communications and control of Liebert UPS, Power Management or Precision Cooling systems. The card manages a wide range of operation parameters, alarms and notifications, transmitting data over the network.
•	External Battery System rated for 11 minutes at a 60kVA load with the following features:
•	One (1) External Battery Cabinet(s) model number: 38BP080XMX1BNS

•	Battery Cabinets are shipped separately and include side panels

•	Battery interconnect cable kit type: Left Side of UPS

•	Battery Cabinet cable kits include DC wiring as well as control interface wiring
•	Liebert Bypass Distribution Cabinet, model FFC07C5NNG3, with the following features:
•	3-Breaker wrap-around maintenance bypass with interlock be solenoid key release unit (SKRU)

•	Distribution, Width and Access Requirements: (1) 300A Breaker, 47in Wide, Front Access

•	Casters and leveling feet

•	Shipped separately and include interconnecting cables for bolting the Bypass Distribution cabinet to the right side of the UPS
•	UPS System Start-up Services, including the following:
•	Start-up includes one site trip by a LGS customer engineer after the UPS has been installed. The site trip includes the following services for one UPS module: non-powered inspection UPS electrical and operational checkout, full parts and labor for any remedial work required on the UPS or battery cabinets, and customer operation training. Start-up also includes remedial onsite labor, parts, and travel for the full one-year warranty period

•	Startup is scheduled at the customers designated time

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